Exhibit 99

Allstate Life Insurance Company

NEWS

FOR IMMEDIATE RELEASE

Contact:	Maryellen Thielen
(847) 402-5600

Announcement of Cash Tender Offers for up to $1.6 Billion of Allstate Life Global Funding Trusts’ Medium Term Notes Secured by Funding Agreements Issued by Allstate Life Insurance Company

NORTHBROOK, Il., May 28, 2009 — On Thursday, May 28, 2009, Allstate Life Insurance Company (“Allstate Life”), as sponsor of the Allstate Life Global Funding Medium Term Note Program, announced cash tender offers of the Allstate Life Global Funding Trusts listed in the table below (the “Issuing Trusts”) for up to $1.6 billion aggregate principal amount of outstanding secured medium term notes (the “Securities”) of such Issuing Trusts.  In connection therewith, Allstate Life announced its agreement to make appropriate early payments under the funding agreements securing the Securities, which payments will fund such tender offers. The purpose of the tender offers is to reduce the amount of outstanding obligations of the Issuing Trusts under the Securities and Allstate Life’s funding agreement obligations, as well as the related interest expense.  Consistent with their strategy to maintain financial strength, The Allstate Corporation and its subsidiaries, including Allstate Life, have continued to maintain strong liquidity and capital positions.  At March 31, 2009, Allstate Life had approximately $8.9 billion of cash and liquid investments convertible to cash within one quarter without generating significant additional net realized capital losses, which included funds available to prepay its upcoming funding agreement obligations.

Allstate Life Global Funding Trust	CUSIP Number	Title of Security	Maturity Date	Principal Amount Outstanding	Maximum Principal Amount to be Accepted	Acceptance Priority Level	Full Tender Offer Consideration (1)	Early Tender Payment (5)	Late Tender Offer Consideration (1)

Offers for Securities Listed Below: Any and All Offers
2005-4	02003MAK0	$500,000,000 4.25% Fixed Rate Notes due 2010	February 26, 2010	$498,775,000	N/A	N/A	$1,020.00	N/A	N/A
2008-5	02003MBR4	$750,000,000 Floating Rate Notes due 2010	May 21, 2010	$678,000,000	N/A	N/A	$1,000.00	N/A	N/A
2007-7	02003MBD5	$400,000,000 Floating Rate Notes due 2010	June 25, 2010	$395,000,000	N/A	N/A	$988.75	N/A	N/A

Offers for Securities Listed Below: Maximum Tender Offers
2007-5	02003MBB9	$400,000,000 Floating Rate Notes due 2010	April 30, 2010	$400,000,000	(2)(4)	1	$991.25	$30	$961.25
2008-1	02003MBM5	$250,000,000 Floating Rate Notes due 2010	February 26, 2010	$250,000,000	(3)(4)	2	$1,000.00	$30	$970.00
2007-2	02003MAX2	$250,000,000 Floating Rate Notes due 2010	January 25, 2010	$250,000,000	(3)(4)	3	$996.00	$30	$966.00
2004-5	02003MAE4	$250,000,000 Floating Rate Notes due 2009	September 22, 2009	$250,000,000	(3)(4)	4	$1,000.00	$30	$970.00

(1)

Per $1,000 principal amount of Securities that are accepted for purchase. In the event of acceptance by the Issuing Trusts of tenders of Securities in denominations less than $1,000 the applicable consideration will be calculated on a pro rated basis, rounded to the nearest penny.

(2)

The Maximum Principal Amount to be Accepted (as set forth in the table above) will, in the case of the $400,000,000 Floating Rate Notes Due 2010, be equal to the difference between $1,600,000,000 (the “Tender Cap”) and the aggregate principal amount of Securities purchased by the applicable Issuing Trust pursuant to the Any and All Offers.

(3)

The Maximum Principal Amount to be Accepted will, in the case of any Series of Securities with a higher numeric Acceptance Priority Level than the $400,000,000 Floating Rate Notes Due 2010, be equal to the difference between the Tender Cap and the sum of (x) the aggregate principal amount of Securities purchased by the applicable Issuing Trusts pursuant to the Any and All Offers and (y) the aggregate principal amount of the Securities properly tendered and accepted for purchase by the applicable Issuing Trusts with a lower numeric Acceptance Priority Level than such Series.

(4)

If the principal amount of Securities tendered in any Maximum Tender Offer is greater than the applicable Maximum Principal Amount to be Accepted, then the Securities of that Series accepted for purchase will be subject to proration (rounded downward such that Holders receive Securities in integral multiples of $1,000) and no Securities with a higher numeric Acceptance Priority Level will be purchased.

(5)

The applicable payment (each, an “Early Tender Payment”) per $1,000 principal amount of Securities, as per the table above, payable with respect to Securities that are tendered in the Maximum Tender Offers prior to 5:00 p.m., New York City time, on June 10, 2009 and accepted for purchase by the applicable Issuing Trust.

The tender offers are being made pursuant to the Offer to Purchase, dated May 28, 2009, and the related Letter of Transmittal, dated May 28, 2009, which together set forth a more detailed description of the tender offers.

The Issuing Trusts are making seven separate tender offers, with three offers to purchase any and all outstanding Securities of the Issuing Trusts listed under the heading “Any and All Offers” in the table above (the “Any and All Offers”) and four offers to purchase up to the Maximum Principal Amount to be Accepted described below of the Securities of the Issuing Trusts listed under the heading “Maximum Tender Offers” in the table above (the “Maximum Tender Offers”).  In the event that any or all of the Any and All Offers is or are extended, the amount of Securities to be purchased pursuant to the Maximum Tender Offers will not be determined until such date as extended.

The Maximum Principal Amount to be Accepted will, in the case of the $400,000,000 Floating Rate Notes Due 2010 (the “2007-5 Securities”), be equal to the difference between $1.6 billion (the “Tender Cap”) and the aggregate principal amount of Securities purchased by the applicable Issuing Trusts pursuant to the Any and All Offers.  The Maximum Principal Amount to be Accepted will, in the case of any series of Securities with a higher numeric Acceptance Priority Level than the 2007-5 Securities, be equal to the difference between the Tender Cap and the sum of (x) the aggregate principal amount of Securities purchased by the applicable Issuing Trusts pursuant to the Any and All Offers and (y) the aggregate principal amount of the Securities properly tendered and accepted for purchase by the applicable Issuing Trusts with a lower numeric Acceptance Priority Level than such series.  If the principal amount of Securities tendered in any Maximum Tender Offer is greater than the applicable Maximum Principal Amount to be Accepted, then the Securities of that series accepted for purchase will be subject to proration (rounded downward such that Holders receive Securities in integral multiples of $1,000) and no Securities with a higher numeric Acceptance Priority Level will be purchased.

The Any and All Offers will expire at 5:00 p.m., New York City time, on June 4, 2009, unless extended.  Holders of Securities subject to the Any and All Offers must validly tender and not validly withdraw their Securities at or before 5:00 p.m., New York City time, on June 4, 2009 to receive the applicable Full Tender Offer Consideration specified in the table above.

The Maximum Tender Offers will expire at 12:00 midnight, New York City time, on June 24, 2009, unless extended.  Holders of Securities subject to the Maximum Tender Offers must validly tender and not validly withdraw their Securities at or before 5:00 p.m., New York City time, on June 10, 2009, unless extended, to receive the applicable Full Tender Offer Consideration.  Holders of Securities subject to the Maximum Tender Offers who validly tender their Securities after 5:00 p.m., New York City time, on June 10, 2009, and at or before 12:00 midnight, New York City time, on June 24, 2009, will receive the applicable Full Tender Offer Consideration minus the applicable Early Tender Payment described in footnote 5 to the table above (the Full Tender Offer Consideration minus the applicable Early Tender Payment, the “Late Tender Offer Consideration”).

Holders who validly tender and do not validly withdraw their Securities and whose Securities are accepted for purchase in the offers will also be paid accrued and unpaid interest on their Securities from the last interest payment date of such Securities to, but excluding, the applicable settlement date, payable on the applicable settlement date.

Tenders of Securities in the Any and All Offers may be validly withdrawn at any time at or before 5:00 p.m., New York City time, on June 4, 2009, but not thereafter, except in certain limited circumstances where additional withdrawal rights are required by law (as determined by the Issuing Trusts).  Tenders of Securities in the Maximum Tender Offers made at or before 5:00 p.m., New York City time, on June 10, 2009, may be validly withdrawn at any time at or before 5:00 p.m., New York City time, on June 10, 2009.

Tenders of Securities in the Maximum Tender Offers after 5:00 p.m., New York City time, on June 10, 2009 but at or before 12:00 midnight, New York City time, on June 24, 2009, may not be validly withdrawn, except in certain limited circumstances where withdrawal rights are required by law (as determined by the Issuing Trusts).

The settlement date for each tender offer is expected to be one business day following the expiration of each offer.

Banc of America Securities LLC and J.P. Morgan Securities Inc. have been retained to serve as dealer-managers for the offers.  Global Bondholder Services Corporation will be acting as the Depositary and Information Agent.

For additional information regarding the terms of the tender offers please contact: Banc of America Securities LLC at (888) 292-0070 (toll free) or (980) 388-4603 (collect) and J.P. Morgan Securities Inc. at (866) 834-4666 (toll free) or (212) 834-3424 (collect).  Requests for documents and questions regarding the tendering of Securities may be directed to Global Bondholder Services Corporation at (866) 952-2200 (toll free) or (212) 430-3774 (collect).

The obligation of the Issuing Trusts to accept any Securities tendered and to pay the applicable consideration for them is set forth solely in the Offer to Purchase and related Letter of Transmittal. This press release is not an offer to purchase or a solicitation of acceptance of the tender offers. The Issuing Trusts may amend, extend or, subject to certain conditions, terminate the tender offers.

Allstate Life was organized in 1957 as a stock life insurance company under the laws of the State of Illinois.  Allstate Life, together with its subsidiaries, provides life insurance, retirement and investment products for individual and institutional customers.  It conducts substantially all of its operations directly or through wholly owned United States subsidiaries.  Allstate Life is a wholly owned subsidiary of Allstate Insurance Company, a stock property-liability insurance company organized under the laws of the State of Illinois.  All of the outstanding stock of Allstate Insurance Company is owned by Allstate Insurance Holdings, LLC, which is wholly owned by The Allstate Corporation, a publicly owned holding company incorporated under the laws of the State of Delaware.  In this section we refer to The Allstate Corporation and its consolidated subsidiaries as “Allstate.”

The Allstate Corporation is the largest publicly held personal lines insurer in the United States.  Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate is reinventing protection and retirement to help individuals in approximately 17 million households protect what they have today and better prepare for tomorrow.  Customers can access Allstate products and services such as auto insurance and homeowners insurance through approximately 14,700 exclusive Allstate agencies and financial representatives in the United States and Canada, or in select states at www.allstate.com and 1-800 Allstate®. Encompass® Insurance brand property and casualty products are sold exclusively through independent agents. The Allstate Financial Group provides life insurance, supplemental accident and health insurance, annuity, banking and retirement products designed for individual, institutional and worksite customers that are distributed through Allstate agencies, independent agencies, financial institutions and broker-dealers. Customers can also access information about Allstate Financial Group products and services at www.myallstatefinancial.com.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  Any forward-looking statement is based on information current as of the date of this press release and speaks only as of the date on which such statement is made, and no obligation is undertaken to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

#  #  #